                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                             SCHEDULE 13D<F*>

               Under the Securities Exchange Act of 1934


                           IMPERIAL BANCORP
                     --------------------------
                           (Name of Issuer)

                             Common Stock
                     --------------------------
                    (Title of Class of Securities)

                               452556103
                     --------------------------
                            (CUSIP Number)

                          Douglas D. Hommert
                    500 North Broadway, Suite 2000
               St. Louis, Missouri  63102 (314) 444-7600
          ---------------------------------------------------
             (Name, Address and Telephone Number of Person
           Authorized to Receive Notices and Communications)

                             July 6, 1995
                   ---------------------------------
                     (Date of Event Which Requires
                       Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with this statement
(X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

<F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     Page 1 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Karon Burns, as Trustee and individually
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   500
     8)     Shared Voting Power:   320,000
     9)     Sole Dispositive Power:   500
     10)    Shared Dispositive Power:   320,000
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            320,500 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 2.4% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 2 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Marian V. Mehan, as Trustee
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------
  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  Not Applicable
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  5,000
     8)     Shared Voting Power:  329,700
     9)     Sole Dispositive Power:  5,000
     10)    Shared Dispositive Power:  329,700
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
                           334,700 shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 2.5% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 3 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        West Bank Trust dated July 3, 1995
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  220,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  220,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              220,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 1.6% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 4 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        PAN West Bank Trust dated July 3, 1995
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  25,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  25,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               25,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 5 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        CNN West Bank Trust dated July 3, 1995
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  25,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  25,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               25,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 6 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        JJN West Bank Trust dated July 3, 1995
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  25,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  25,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               25,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 7 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        MDN West Bank Trust dated July 3, 1995
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  25,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  25,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               25,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 8 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Novelly Exempt Trust dated August 12, 1992
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  50,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  50,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               50,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.4% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 9 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Novelly Family Trust dated October 21, 1991
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  14,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  14,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               14,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 10 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        The Agent Trust dated February 8, 1992
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  6,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  6,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               6,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 11 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        P.A. Novelly Individual Retirement Account
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Not Applicable
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  2,500
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  2,500
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               2,500 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.02% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  EP
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 12 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        W & B Investments, Ltd.
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  WC
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Islands of Bermuda
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   13,800
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   13,800
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               13,800 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  CO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 13 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Apex Oil Company, Inc. Employees Savings Plan
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  WC
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Employee Benefit Plan Governed under the laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   130,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   130,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                              130,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 1.0% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  EP
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 14 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        P.A. Novelly, as Trustee and as president of W & B Investments, Ltd.
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  Not Applicable
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   16,300
     8)     Shared Voting Power:   136,000
     9)     Sole Dispositive Power:   16,300
     10)    Shared Dispositive Power:   136,000
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            152,300 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 1.1% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 15 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        P.A. Novelly II, as Trustee and Individually
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   2,000
     8)     Shared Voting Power:   64,000
     9)     Sole Dispositive Power:   2,000
     10)    Shared Dispositive Power:   64,000
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            66,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.5% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 16 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        William G. Lauber, as Trustee
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  Not Applicable
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to
      Items (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   -0-
     8)     Shared Voting Power:   17,700
     9)     Sole Dispositive Power:   -0-
     10)    Shared Dispositive Power:   17,700
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            17,700 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 17 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Douglas D. Hommert, as Trustee
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  Not Applicable
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   -0-
     8)     Shared Voting Power:   23,700
     9)     Sole Dispositive Power:   -0-
     10)    Shared Dispositive Power:   23,700
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            23,700 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 18 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        John K. Pruellage, as Trustee
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  Not Applicable
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   -0-
     8)     Shared Voting Power:   50,000
     9)     Sole Dispositive Power:   -0-
     10)    Shared Dispositive Power:   50,000
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            50,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.4% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 19 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Dominique Ferrante Trust dated December 26, 1991
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  2,500
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  2,500
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               2,500 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.02% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 20 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Danielle Lee Niemann Trust dated February 11, 1994
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  1,200
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  1,200
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               1,200 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.0% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 21 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        JKP Exempt Trust dated March 30, 1993
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Trust Governed by the Laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:  5,000
     8)     Shared Voting Power:  -0-
     9)     Sole Dispositive Power:  5,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               5,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 22 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        W. Michael Ross, as Trustee and Individually
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   1,000
     8)     Shared Voting Power:   3,000
     9)     Sole Dispositive Power:   1,000
     10)    Shared Dispositive Power:   3,000
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            4,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.03% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 23 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Christian Brothers College High School
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  WC
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      Not for Profit Corporation under the laws of the State of Missouri
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
      7)    Sole Voting Power:  3,000
      8)    Shared Voting Power:  -0-
      9)    Sole Dispositive Power:  3,000
     10)    Shared Dispositive Power:  -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:

                               3,000 (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13)   Percent of Class Represented by Amount in Row 11: 0.02% (See Item 5
        below)
- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  OO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 24 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Thomas Dunne
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   1,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   1,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.007% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 25 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        William Powell
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   1,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   1,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.007% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 26 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Norbert A. Siegfreid
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   5,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   5,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            5,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 27 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Richard Grisham
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   2,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   2,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            2,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.01% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 28 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Edward Wahl
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   5,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   5,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            5,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 29 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Hans H. Buehler
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   24,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   24,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            24,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 30 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Ronald C. Waranch
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  PF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   24,500
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   24,500
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            24,500 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 31 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Levy, Harkins & Co., Inc.
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  WC  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      New York
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   113,000
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   113,000
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            113,000 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.8% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  CO
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 32 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        First Leveraged Fund, L.P.
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  WC  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      New York
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   12,500
     8)     Shared Voting Power:   -0-
     9)     Sole Dispositive Power:   12,500
     10)    Shared Dispositive Power:   -0-
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            12,500 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  PN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 33 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Edwin Levy
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  AF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   -0-
     8)     Shared Voting Power:   125,500
     9)     Sole Dispositive Power:   -0-
     10)    Shared Dispositive Power:   125,500
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            125,500 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.9% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 34 of 62 Pages

CUSIP No. 452556103
- ------------------------------------------------------------------------------

  1)  Name of Reporting Person (S.S. or I.R.S. Identification No. of Above
      Person):
        Michael Harkins
- ------------------------------------------------------------------------------

  2)  Check the Appropriate Box if a Member of a Group (See Instructions).
        (a)     ( X )
        (b)     (   )
- ------------------------------------------------------------------------------

  3)  SEC Use Only
- ------------------------------------------------------------------------------

  4)  Source of Funds:  AF  (See Item 5 below)
- ------------------------------------------------------------------------------

  5)  Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items
      (2d) or 2(e).
      (  )
- ------------------------------------------------------------------------------

  6)  Citizenship or Place of Organization:
      U.S. Citizen
- ------------------------------------------------------------------------------

  Number of Shares Beneficially Owned by Each Reporting Person With:
     7)     Sole Voting Power:   -0-
     8)     Shared Voting Power:   125,500
     9)     Sole Dispositive Power:   -0-
     10)    Shared Dispositive Power:   125,500
- ------------------------------------------------------------------------------

  11)   Aggregate Amount Beneficially Owned by Each Reporting Person:
            125,500 Shares (See Item 5 below)
- ------------------------------------------------------------------------------

  12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
- ------------------------------------------------------------------------------

  13) Percent of Class Represented by Amount in Row 11: 0.9% (See Item 5 below).

- ------------------------------------------------------------------------------

  14)   Type of Reporting Person (See Instructions):  IN
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------


                     Page 35 of 62 Pages

Item 1.     Security and Issuer.
- -------     -------------------

  This statement relates to the Common Stock, no par value (the "Company Common Stock"), issued by Imperial Bancorp, a California corporation ("Company"), whose principal executive offices are located at 9920 La Cienega Boulevard, Inglewood, California 90301.

Item 2.     Identity and Background.
- ------      -----------------------

  This statement is filed jointly by the following persons:

 1.     Name of Filing Person:              Karon Burns
        ---------------------

  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Occupation or Employment:       Executive assistant
  ----------------------------------
        Name of Employer:                   Apex Oil Company, Inc.
        ----------------
        Principal Business:                 Oil trading, storage and
        ------------------                  transportation
        Address:                            8182 Maryland Ave., 5th Floor
        -------                             Clayton, Missouri 63105

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


 2.     Name of Filing Person:              Marian V. Mehan
        ---------------------

  Residence or Business Address:            500 N. Broadway, 20th Floor
  -----------------------------             St. Louis, Missouri 63102

  Principal Occupation or Employment:       Attorney
  ----------------------------------
        Name of Employer:                   Lewis, Rice & Fingersh, L.C.
        ----------------
        Principal Business:                 Private law firm
        ------------------
        Address:                            500 N. Broadway, 20th Floor
        -------                             St. Louis, Missouri 63102

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -------------


 3.     Name of Filing Person:              West Bank Trust dated July 3, 1995
        ---------------------

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment in Company Stock
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------

                     Page 36 of 62 Pages

 4.     Name of Filing Person:              PAN West Bank Trust dated July 3,
        ---------------------               1995

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment in Company Stock
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


 5.     Name of Filing Person:              CNN West Bank Trust dated July 3,
        ---------------------               1995

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment in Company Stock
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


 6.     Name of Filing Person:              JJN West Bank Trust dated July 3,
        ---------------------               1995

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment in Company Stock
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


 7.     Name of Filing Person:              MDN West Bank Trust dated July 3,
        ---------------------               1995

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment in Company Stock
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


 8.     Name of Filing Person:              Novelly Exempt Trust dated August
        ---------------------               12, 1992

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------

                     Page 37 of 62 Pages

 9.     Name of Filing Person:              Novelly Family Trust dated October
        ---------------------               21, 1991

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


10.     Name of Filing Person:              The Agent Trust dated February
        ---------------------               8, 1992

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


11.     Name of Filing Person:              P.A. Novelly Individual Retirement
        ---------------------               Account

  State of Organization:                    Not applicable
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Individual retirement account
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


12.     Name of Filing Person:              W & B Investments, Inc.
        ---------------------

  State of Organization:                    Islands of Bermuda
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


13.     Name of Filing Person:              Apex Oil Company, Inc. Employees
        ---------------------               Savings Plan

  State of Organization:                    Not applicable
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Employee benefit plan
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------

                     Page 38 of 62 Pages

14.     Name of Filing Person:              P.A. Novelly
        ---------------------

  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105
  Principal Occupation or Employment:       Chief executive officer of Apex
  ----------------------------------        Oil Company, Inc.

        Name of Employer:                   Apex Oil Company, Inc.
        ----------------
        Principal Business:                 Oil trading, storage and
        ------------------                  transportation

        Address:                            8182 Maryland Ave., 5th Floor
        -------                             Clayton, Missouri 63105

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


15.     Name of Filing Person:              P.A. Novelly, II
        ---------------------

  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Occupation or Employment:       Securities broker
  ----------------------------------
        Name of Employer:                   Bear, Stearns & Co.
        ----------------
        Principal Business:                 Securities trading
        ------------------
        Address:                            245 Park Avenue
        -------                             New York, New York  10167

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


16.     Name of Filing Person:              William G. Lauber
        ---------------------

  Residence or Business Address:            12300 Old Tesson Ferry Road
  -----------------------------             St. Louis, Missouri  63128

  Principal Occupation or Employment:       Securities and investment advisor
  ----------------------------------
        Name of Employer:                   Sterling Capital Management
        ---------------
        Principal Business:                 Investment advisory services
        ------------------
        Address:                            12300 Old Tesson Ferry Road
        -------                             St. Louis, Missouri  63128

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


                     Page 39 of 62 Pages

17.     Name of Filing Person:              Douglas D. Hommert
        ---------------------

  Residence or Business Address:            500 N. Broadway, 20th Floor
  -----------------------------             St. Louis, Missouri 63102
  Principal Occupation or Employment:       Attorney
  ----------------------------------
        Name of Employer:                   Lewis, Rice & Fingersh, L.C.
        ----------------
        Principal Business:                 Private law firm
        ------------------
        Address:                            500 N. Broadway, 20th Floor
        -------                             St. Louis, Missouri 63102

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


18.     Name of Filing Person:              John K. Pruellage
        ---------------------

  Residence or Business Address:            500 N. Broadway, 20th Floor
  -----------------------------             St. Louis, Missouri 63102

  Principal Occupation or Employment:       Attorney
  ----------------------------------
        Name of Employer:                   Lewis, Rice & Fingersh, L.C.
        ----------------
        Principal Business:                 Private law firm
        ------------------
        Address:                            500 N. Broadway, 20th Floor
        -------                             St. Louis, Missouri 63102

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


19.     Name of Filing Person:              Dominique Ferrante Trust dated
        ---------------------               December 26, 1991

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


20.     Name of Filing Person:              Danielle Lee Niemann Trust dated
        ---------------------               February 11, 1994

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------

                     Page 40 of 62 Pages

21.     Name of Filing Person:              JKP Exempt Trust dated March 30,
        ---------------------               1993

  State of Organization:                    Trust governed by Missouri law
  ---------------------
  Residence or Business Address:            500 N. Broadway, 20th Floor
  -----------------------------             St. Louis, Missouri 63102

  Principal Business:                       Investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


22.     Name of Filing Person:              W. Michael Ross
        ---------------------

  Residence or Business Address:            8182 Maryland Ave., 1st Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Occupation or Employment:       President of Capital Bank & Trust
  ----------------------------------
        Name of Employer:                   Capital Bank & Trust Company
        ----------------
        Principal Business:                 Commercial banking and trust
        ------------------                  services

        Address:                            407 North Kingshighway
        -------                             Cape Girardeau, Missouri 63701

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


23.     Name of Filing Person:              Christian Brothers College High
        ---------------------               School

  State of Organization:                    Not for profit corporation under
  ---------------------                     Missouri law

  Residence or Business Address:            6501 Clayton Road
  -----------------------------             St. Louis, Missouri 63117

  Principal Business:                       Private high school
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------


24.     Name of Filing Person:              Thomas Dunne
        ---------------------

  Residence or Business Address:            2320 Creve Couer Mill Road
  -----------------------------             St. Louis, Missouri 63043

  Principal Occupation or Employment:       Chairman and Chief executive officer
  ----------------------------------
        Name of Employer:                   Fred Weber, Inc.
        ----------------
        Principal Business:                 Construction services
        ------------------
        Address:                            2320 Creve Couer Mill Road
        -------                             St. Louis, Missouri 63043

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


                     Page 41 of 62 Pages

25.     Name of Filing Person:              William Powell
        ---------------------

  Residence or Business Address:            2320 Creve Couer Mill Road
  -----------------------------             St. Louis, Missouri 63043

  Principal Occupation or Employment:       President and Chief Operating
  ----------------------------------        Officer

        Name of Employer:                   Fred Weber, Inc.
        ----------------
        Principal Business:                 Construction services
        ------------------
        Address:                            2320 Creve Couer Mill Road
        -------                             St. Louis, Missouri 63043

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


26.     Name of Filing Person:              Norbert A. Siegfreid
        ---------------------

  Residence or Business Address:            #7 No. Brentwood Blvd.
  -----------------------------             Clayton, Missouri 63105
  Principal Occupation or Employment:       Insurance services
  ----------------------------------
        Name of Employer:                   Siegfreid Financial
        ----------------
        Principal Business:                 Insurance services
        ------------------
        Address:                            #7 No. Brentwood Blvd.
        -------                             Clayton, Missouri 63105

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


26.     Name of Filing Person:              Richard Grisham
        ---------------------

  Residence or Business Address:            10010 Kennerly Road
  -----------------------------             St. Louis, Missouri 63128

  Principal Occupation or Employment:       Chief executive of St. Anthony's
  ----------------------------------        Medical Center

        Name of Employer:                   St. Anthony's Medical Center
        ----------------
        Principal Business:                 Private regional hospital
        ------------------
        Address:                            10010 Kennerly Road
        -------                             St. Louis, Missouri 63128

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


                     Page 42 of 62 Pages

27.     Name of Filing Person:              Edward Wahl
        ---------------------

  Residence or Business Address:            8182 Maryland Ave., 5th Floor
  -----------------------------             Clayton, Missouri 63105

  Principal Occupation or Employment:       Petroleum products trading
  ----------------------------------
        Name of Employer:                   Apex Oil Company, Inc.
        ----------------
        Principal Business:                 Oil trading, storage and
        ------------------                  transportation

        Address:                            8182 Maryland Ave., 5th Floor
        -------                             Clayton, Missouri 63105

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


28.     Name of Filing Person:              Hans H. Buehler
        ---------------------

  Residence or Business Address:            3025 E. Victoria Street
  -----------------------------             Rancho Dominguez, California 90221

  Principal Occupation or Employment:       Chief executive officer of
  ----------------------------------        Coastcast Corporation

        Name of Employer:                   Coastcast Corporation
        ----------------
        Principal Business:                 Golf club component manufacturing
        ------------------
        Address:                            3025 E. Victoria Street
        -------                             Rancho Dominguez, California 90221

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


29.     Name of Filing Person:              Ronald C. Waranch
        ---------------------

  Residence or Business Address:            13968 Aubrey Road
  -----------------------------             Beverly Hills, California 90210

  Principal Occupation or Employment:       Investor
  ----------------------------------
        Name of Employer:                   Self-employed
        ----------------
        Principal Business:                 Securities and real estate
        ------------------                  investment

        Address:                            13968 Aubrey Road
        -------                             Beverly Hills, California 90210

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------


                     Page 43 of 62 Pages

30.     Name of Filing Person:              Levy, Harkins & Co., Inc.
        ---------------------

  State of Organization:                    New York
  ---------------------

  Residence or Business Address:            767 Third Avenue
  -----------------------------             New York, NY 10017

  Principal Business:                       Stock brokerage and investment
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------

31.     Name of Filing Person:              First Leveraged Fund, L.P.
        ---------------------

  State of Organization:                    New York
  ---------------------

  Residence or Business Address:            767 Third Avenue
  -----------------------------             New York, NY 10017

  Principal Business:                       Investments
  ------------------
  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------

32.     Name of Filing Person:              Edwin Levy
        ---------------------

  Residence or Business Address:            767 Third Avenue
  -----------------------------             New York, New York  10017

  Principal Occupation or Employment:       Chairman of Levy, Harkins & Co.,
  ----------------------------------        Inc.

        Name of Employer:                   Levy, Harkins & Co., Inc.
        ----------------
        Principal Business:                 Stock brokerage and investment
        ------------------                  advising

        Address:                            767 Third Avenue
        -------                             New York, New York  10017

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------

33.     Name of Filing Person:              Michael Harkins
        ---------------------

  Residence or Business Address:            767 Third Avenue
  -----------------------------             New York, New York  10017

  Principal Occupation or Employment:       President of Levy, Harkins & Co.,
  ----------------------------------        Inc.

        Name of Employer:                   Levy, Harkins & Co., Inc.
        ----------------
        Principal Business:                 Stock brokerage and investment
        ------------------                  advising

        Address:                            767 Third Avenue
        -------                             New York, New York  10017

  Criminal Proceedings In Last 5 Years:     None
  ------------------------------------
  Civil Proceedings In Last 5 Years:        None
  ---------------------------------
  Citizenship:                              U.S.A.
  -----------

                     Page 44 of 62 Pages

Item 3.     Source and Amount of Funds or Other Consideration.
- ------      -------------------------------------------------

  Each of the filing persons who are individuals acquired the Company
Shares reported by such person herein with personal funds for investment.
Each of the filing persons which is a trust, employee benefit plan or corporation acquired the Company Shares reported by such entity herein with general funds of the trust or working capital of the corporation, as applicable, for investment. The amount of funds expended by the filing persons to purchase the Company Shares are as follows:

                                Number of                   Amount of
  Filing Person                  Shares                   Funds Expended
  -------------                 ---------                 --------------
  West Bank Trust               220,000                   $4,246,000.00
  PAN West Bank Trust            25,000                     $482,500.00
  CNN West Bank Trust            25,000                     $482,500.00
  JJN West Bank Trust            25,000                     $482,500.00
  MDN West Bank Trust            25,000                     $482,500.00
  Novelly Exempt Trust           50,000                     $965,000.00
  Novelly Family Trust           14,000                     $270,200.00
  The Agent Trust                 6,000                     $115,800.00
  P.A. Novelly IRA                2,500                      $48,250.00
  W & B Investments, Ltd.        13,800                     $266,340.00
  Apex Oil Company, Inc.
   Employees Savings Plan       130,000                   $2,509,000.00
  P.A. Novelly, II                2,000                      $38,800.00
  JKP Exempt Trust                5,000                      $96,500.00
  W. Michael Ross                 1,000                      $19,500.00
  Thomas Dunne                    1,000                      $19,300.00
  William Powell                  1,000                      $19,300.00
  Karon Burns                       500                       $9,650.00
  Norbert A. Siegfreid            5,000                      $97,100.00
  Christian Brothers College
   High School                    3,000                      $58,500.00
  Richard Grisham                 2,000                      $39,000.00
  Edward Wahl                     5,000                      $97,500.00


                     Page 45 of 62 Pages



                                Number of                   Amount of
  Filing Person                  Shares                   Funds Expended
  -------------                 ---------                 --------------
  Hans H. Buehler                24,000                     $468,000.00
  Ronald C. Waranch              24,500                     $477,750.00
  First Leveraged Fund L.P.      12,500                     $243,750.00
  Levy, Harkins & Co., Inc.     113,000                   $2,203,500.00
                                -------
  TOTAL                         739,500
                                =======

Item 4.     Purpose of Transaction.
- ------      ----------------------

  Each of the filing persons acquired the Company Shares reported by such person herein solely for investment purposes; however, each of the filing persons may, depending upon the availability and price of the Company Stock, purchase additional Company Stock either in the open market or in private, negotiated transactions. Except as set forth in this Item 4, none of the filing persons have any plans or proposals with regard to the Company which relate to or would result in any of the following:

        (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the Company;
        (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
        (c) A sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
        (d) Any change in the present board of directors or management of the Company; including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;
        (e) Any material change in the present capitalization or dividend policy of the Company;
        (f) Any other material change in the Company's business or corporate structure;
        (g) Changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person;
        (h) Causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
        (i) A class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or
        (j) Any action similar to any of those enumerated above.


Item 5.     Interest in Securities of the Issuer.
- ------      ------------------------------------

(a)(b) The West Bank Trust beneficially owns 220,000 shares of Company Stock constituting approximately 1.6%<F1> of the outstanding Company Stock.

        The PAN West Bank Trust beneficially owns 25,000 shares of Company Stock constituting approximately 0.2% of the outstanding Company Stock.

[FN]
- --------------------------
   <F1> The percentage of the outstanding shares of Company Stock calculated for each filing person is based upon 13,489,431 shares of Company common stock currently outstanding according to publicly available information provided by the Company.

                     Page 46 of 62 Pages

        The CNN West Bank Trust beneficially owns 25,000 shares of Company Stock constituting approximately 0.2% of the outstanding Company Stock.

        The JJN West Bank Trust beneficially owns 25,000 shares of Company Stock constituting approximately 0.2% of the outstanding Company Stock.

        The MDN West Bank Trust beneficially owns 25,000 shares of Company Stock constituting approximately 0.2% of the outstanding Company Stock.

        The Novelly Exempt Trust beneficially owns 50,000 shares of Company Stock constituting approximately 0.4% of the outstanding Company Stock.

        The Novelly Family Trust beneficially owns 14,000 shares of Company Stock constituting approximately 0.1% of the outstanding Company Stock.

        The Agent Trust beneficially owns 6,000 shares of Company Stock constituting approximately 0.04% of the outstanding Company Stock.

        The P.A. Novelly IRA beneficially owns 2,500 shares of Company Stock constituting approximately 0.02% of the outstanding Company Stock.

        W & B Investments, Ltd. beneficially owns 13,800 shares of Company Stock constituting approximately 0.1% of the outstanding Company Stock.

        The Apex Oil Company, Inc. Employees Savings Plan beneficially owns 130,000 shares of Company Stock constituting approximately 1.0% of the outstanding Company Stock.

        The Dominique Ferrante Trust beneficially owns 2,500 shares of Company Stock constituting approximately 0.02% of the outstanding Company Stock.

        The Danielle Lee Niemann Trust beneficially owns 1,200 shares of Company Stock constituting approximately 0.01% of the outstanding Company Stock.

        The JKP Exempt Trust beneficially owns 5,000 shares of Company Stock constituting approximately 0.04% of the outstanding Company Stock.

        As Co-Trustee of the West Bank Trust, the PAN West Bank Trust, the CNN West Bank Trust, the JJN West Bank Trust and the MDN West Bank Trust (collectively, the "Novelly West Bank Trusts") Karon Burns beneficially owns 320,000 shares of Company Stock. Mrs. Burns possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Novelly West Bank Trusts. Mrs. Burns also beneficially owns individually 500 shares of Company Stock as to which she has sole voting and dispositive power.

        As Co-Trustee of the Novelly West Bank Trusts, Marian V. Mehan beneficially owns 320,000 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Novelly West Bank Trusts. As Co-Trustee of the Agent Trust, Marian V. Mehan beneficially owns 6,000 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Agent Trust. As Trustee of the JKP Exempt Trust, Marian V. Mehan

                     Page 47 of 62 Pages
        beneficially owns 5,000 shares of Company Stock. Mrs. Mehan possesses sole power to vote and dispose of all of the shares beneficially owned by her as Trustee of the JKP Exempt Trust. As Co-Trustee of the Dominique Ferrante Trust, Marian V. Mehan beneficially owns 2,500 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Dominique Ferrante Trust. As Co-Trustee of the Danielle Lee Niemann Trust, Marian V. Mehan beneficially owns 1,200 shares of Company Stock. Mrs. Mehan possesses shared power to vote and dispose of all of the shares beneficially owned by her as Co-Trustee of the Danielle Lee Niemann Trust.

        As Co-Trustee of the Novelly Exempt Trust, P.A. Novelly, II benefi-cially owns 50,000 shares of Company Stock. P.A. Novelly, II possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Exempt Trust. As Co-Trustee of the Novelly Family Trust, P.A. Novelly, II beneficially owns 14,000 shares of Company Stock. P.A. Novelly, II possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Family Trust. P.A. Novelly, II also beneficially owns individually 2,000 shares of Company Stock as to which he has sole voting and dispositive power.

        As Co-Trustee of the Novelly Exempt Trust, John K. Pruellage benefi-cially owns 50,000 shares of Company Stock. Mr. Pruellage possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Exempt Trust.

        As Co-Trustee of the Novelly Family Trust, William G. Lauber benefi-cially owns 14,000 shares of Company Stock. Mr. Lauber possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Family Trust. As Co-Trustee of the Dominique Ferrante Trust, William G. Lauber beneficially owns 2,500 shares of Company Stock. Mr. Lauber possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Dominique Ferrante Trust. As Co-Trustee of the Danielle Lee Niemann Trust, William G. Lauber beneficially owns 1,200 shares of Company Stock. Mr. Lauber possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Danielle Lee Niemann Trust.

        As Co-Trustee of the Novelly Family Trust, Douglas D. Hommert benefi-cially owns 14,000 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Novelly Family Trust. As Co-Trustee of the Agent Trust, Douglas D. Hommert beneficially owns 6,000 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Agent Trust. As Co-Trustee of the Dominique Ferrante Trust, Douglas
        D. Hommert beneficially owns 2,500 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Dominique Ferrante Trust. As Co-Trustee of the Danielle Lee Niemann Trust, Douglas D. Hommert beneficially owns 1,200 shares of Company Stock. Mr. Hommert possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Danielle Lee Niemann Trust.

        As Co-Trustee of the Agent Trust, P.A. Novelly beneficially owns 6,000 shares of Company Stock. Mr. Novelly possesses shared power to vote and dispose of all of the shares beneficially owned by him as Co-Trustee of the Agent Trust. As Co-Trustee of the Apex Oil Company, Inc. Employee Savings Plan, P.A. Novelly beneficially owns 130,000 shares of Company Stock. Mr. Novelly possesses shared power to vote and dispose of all of the shares beneficially owned

                     Page 48 of 62 Pages
        by him as Co-Trustee of the Apex Oil Company, Inc. Employees Savings Plan. As Trustee of the P.A. Novelly Individual Retirement Account, P.A. Novelly beneficially owns 2,500 shares of Company Stock. Mr. Novelly possesses sole power to vote and dispose of all of the shares beneficially owned by him as Trustee of the P.A. Novelly Individual Retirement Account. As president of W & B Investments, Ltd., Novelly beneficially owns 13,800 shares of Company Stock. Mr. Novelly possesses sole power to vote and dispose of all of the shares beneficially owned by him in his capacity as president of W & B Investments, Ltd.

        W. Michael Ross is the direct beneficial owner of 1,000 shares of Company Stock constituting approximately 0.007% of the outstanding Company Stock. Mr. Ross has sole voting and dispositive powers with respect to such shares. As a trustee of Christian Brothers College High School in St. Louis, Missouri, Mr. Ross beneficially owns 3,000 shares of Company Stock. Mr. Ross possesses shared power to vote and dispose of all of the shares beneficially owned by him as a trustee of Christian Brothers College High School.

        Christian Brothers College High School is the beneficial owner of 3,000 shares of Company Stock constituting approximately 0.02% of the outstanding Company Stock.

        Thomas Dunne is the direct beneficial owner of 1,000 shares of Company Stock constituting approximately 0.007% of the outstanding Company Stock. Mr. Dunne has sole voting and dispositive powers with respect to such shares.

        William Powell is the direct beneficial owner of 1,000 shares of Company Stock constituting approximately 0.007% of the outstanding Company Stock. Mr. Powell has sole voting and dispositive powers with respect to such shares.

        Norbert Siegfreid is the direct beneficial owner of 5,000 shares of Company Stock constituting approximately 0.04% of the outstanding Company Stock. Mr. Siegfreid has sole voting and dispositive powers with respect to such shares.

        Richard Grisham is the direct beneficial owner of 2,000 shares of Company Stock constituting approximately 0.01% of the outstanding Company Stock. Mr. Grisham has sole voting and dispositive powers with respect to such shares.

        Edward Wahl is the direct beneficial owner of 5,000 shares of Company Stock constituting approximately 0.04% of the outstanding Company Stock. Mr. Wahl has sole voting and dispositive powers with respect to such shares.

        Hans H. Buehler is the direct beneficial owner of 24,000 shares of Company Stock constituting approximately 0.2% of the outstanding Company Stock. Mr. Buehler has sole voting and dispositive powers with respect to such shares.

        Ronald C. Waranch is the direct beneficial owner of 24,500 shares of Company Stock constituting approximately 0.2% of the outstanding Company Stock. Mr. Warranch has sole voting and dispositive powers with respect to such shares.

        As the executive officers and 50% shareholders of Levy, Harkins & Co., Inc., Edwin Levy and Michael Harkins are each deemed the beneficial owner of the 113,000 shares of Company Stock owned by Levy, Harkins & Co., Inc. Such shares are held in managed accounts of Levy, Harkins & Co., Inc. as to which Mr. Levy and Mr. Harkins share voting and dispositive authority. As general partners of First Leveraged Fund, L.P., a New York limited partnership, each of Mr. Levy and Mr. Harkins beneficially own 12,500 shares of Company Stock and each shares voting and dispositve authority with respect to such shares.

                     Page 49 of 62 Pages
        which Mr. Levy shares [voting and] dispositive authority. As general partner of First Leveraged Fund, L.P., a New York limited partnership, Mr. Levy is the beneficial owner of 12,500 shares of Company Stock constituting approximately 0.09% of the outstanding Company Stock.

(c) A description of the transactions in the Company Stock by the filing persons effected during the past 60 days is set forth on
        Exhibit I to this filing. All of such transactions were open market purchases of Company Stock effected through Bear, Stearns & Co. in the over-the-counter market.

(d) The co-trustees of the various trusts listed above have the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Company Stock held by the specific trusts due to their status as co-trustees.

(e)     Not applicable.

  Each of the reporting persons disclaims any beneficial ownership of any Company Stock except those reported as owned by him, her or it and set forth opposite his, her or its name in Item 5 and the filing of this report shall not be construed as an admission to the contrary.

Item 7.     Material to be Filed as Exhibits.
- ------      --------------------------------

  Exhibit I:                Schedule of Share Purchase Transactions
  Exhibit II: Joint Filing Agreement pursuant to Rule 13-d-1(f) for this Schedule 13D.


Signature
- ---------

  After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  July 18, 1995

                           /s/     Karon Burns
                           --------------------------------------------------
                                   Karon Burns

                           /s/     Marian V. Mehan
                           --------------------------------------------------
                                   Marian V. Mehan


                           West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                     Page 50 of 62 Pages

                           PAN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           CNN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           JJN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           MDN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                     Page 51 of 62 Pages

                           Novelly Exempt Trust dated August 12, 1992

                           /s/     P.A. Novelly, II, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, II, Trustee

                           /s/     John K. Pruellage, Trustee
                           --------------------------------------------------
                                   John K. Pruellage, Trustee


                           Novelly Family Trust dated October 21, 1991

                           /s/     P.A. Novelly, II, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, II, Trustee

                           /s/     William G. Lauber, Trustee
                           --------------------------------------------------
                                   William G. Lauber, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           The Agent Trust dated February 8, 1992

                           /s/     P.A. Novelly, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           P.A. Novelly Individual Retirement Account

                           /s/     P.A. Novelly, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, Trustee

                     Page 52 of 62 Pages

                           W & B Investments, Ltd.

                           /s/     P.A. Novelly, President
                           --------------------------------------------------
                                   P.A. Novelly, President


                           Apex Oil Company, Inc. Employees Savings Plan

                           /s/     P.A. Novelly, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, Trustee

                           /s/     P.A. Novelly
                           --------------------------------------------------
                                   P.A. Novelly


                           /s/     P.A. Novelly, II
                           --------------------------------------------------
                                   P.A. Novelly, II


                           /s/     William G. Lauber
                           --------------------------------------------------
                                   William G. Lauber


                           /s/     Douglas D. Hommert
                           --------------------------------------------------
                                   Douglas D. Hommert


                           /s/     John K. Pruellage
                           --------------------------------------------------
                                   John K. Pruellage

                     Page 53 of 62 Pages

                           Dominique Ferrante Trust dated December 26, 1991

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           /s/     William G. Lauber, Trustee
                           --------------------------------------------------
                                   William G. Lauber, Trustee


                           Danielle Lee Niemann Trust, dated February 11, 1994

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           /s/     William G. Lauber, Trustee
                           --------------------------------------------------
                                   William G. Lauber, Trustee


                           JKP Exempt Trust, dated March 30, 1993

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           /s/     W. Michael Ross
                           --------------------------------------------------
                                   W. Michael Ross


                           Christian Brothers College High School

                           /s/     W. Michael Ross, Trustee
                           --------------------------------------------------
                                   W. Michael Ross, Trustee

                     Page 54 of 62 Pages

                           /s/     Thomas Dunne
                           --------------------------------------------------
                                   Thomas Dunne


                           /s/     William Powell
                           --------------------------------------------------
                                   William Powell


                           /s/     Norbert A. Siegfreid
                           --------------------------------------------------
                                   Norbert A. Siegfreid


                           /s/     Richard Grisham
                           --------------------------------------------------
                                   Richard Grisham


                           /s/     Edward Wahl
                           --------------------------------------------------
                                   Edward Wahl


                           /s/     Hans H. Buehler
                           --------------------------------------------------
                                   Hans H. Buehler


                           /s/     Ronald C. Waranch
                           --------------------------------------------------
                                   Ronald C. Waranch

                           Levy, Harkins & Co., Inc.

                           /s/     Edwin Levy, Chairman
                           ---------------------------------------------------
                                   Edwin Levy, Chairman

                           First Leveraged Fund, L.P.

                           /s/     Edwin Levy, General Partner
                           ---------------------------------------------------
                                   Edwin Levy, General Partner

                           /s/     Edwin Levy
                           --------------------------------------------------
                                   Edwin Levy

                           /s/     Michael Harkins
                           --------------------------------------------------
                                   Michael Harkins


                     Page 55 of 62 Pages

                                        EXHIBIT I TO SCHEDULE 13-D

                                  SCHEDULE OF SHARE PURCHASE TRANSACTIONS
                                  ---------------------------------------

Identity of                            Date of              Number of               Price
Filing Person                         Purchase               Shares               Per Share
- -------------                         --------              ---------            ----------
West Bank Trust                       07/03/95               100,000                $19.30
West Bank Trust                       07/05/95               120,000                $19.30
PAN West Bank Trust                   07/03/95                25,000                $19.30
CNN West Bank Trust                   07/03/95                25,000                $19.30
JJN West Bank Trust                   07/03/95                25,000                $19.30
MDN West Bank Trust                   07/03/95                25,000                $19.30
Novelly Exempt Trust                  07/05/95                50,000                $19.30
Novelly Family Trust                  07/06/95                14,000                $19.30
The Agent Trust                       07/06/95                 6,000                $19.30
P.A. Novelly IRA                      07/06/95                 2,500                $19.30
W & B Investments, Ltd.               07/06/95                13,800                $19.30
Apex Oil Company, Inc.
 Employees Savings Plan               07/03/95               130,000                $19.30
P.A. Novelly, II                      07/07/95                 1,000                $19.30
P.A. Novelly, II                      07/07/95                 1,000                $19.50
JKP Exempt Trust                      07/06/95                 5,000                $19.30
W. Michael Ross                       07/06/95                 1,000                $19.50
Thomas Dunne                          07/06/95                 1,000                $19.30
William Powell                        07/06/95                 1,000                $19.30
Karon Burns                           07/06/95                   500                $19.50
Norbert A. Siegfreid                  07/06/95                 2,000                $19.30
Norbert A. Siegfreid                  07/06/95                 3,000                $19.50
Christian Brothers College
 High School                          07/06/95                 3,000                $19.50
Richard Grisham                       07/06/95                 2,000                $19.50
Edward Wahl                           07/06/95                 5,000                $19.50
Hans H. Buehler                       07/05/95                24,000                $19.50
Ronald C. Waranch                     07/05/95                24,500                $19.50
First Leveraged Fund L.P.             07/05/95                12,500                $19.50
Levy, Harkins & Co., Inc.             07/03/95               113,000                $19.50


                     Page 56 of 62 Pages

                          EXHIBIT II TO SCHEDULE 13-D

                            JOINT FILING AGREEMENT
                            ----------------------

                           Dated as of July 18, 1995


  The undersigned each hereby agree that the Schedule 13D filed herewith, relating to the Common Stock, No Par Value of Imperial Bancorp, is filed on behalf of each of the undersigned.


Dated:  July 18, 1995

                           /s/     Karon Burns
                           --------------------------------------------------
                                   Karon Burns

                           /s/     Marian V. Mehan
                           --------------------------------------------------
                                   Marian V. Mehan


                           West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           PAN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                     Page 57 of 62 Pages

                           CNN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           JJN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           MDN West Bank Trust dated July 3, 1995

                           /s/     Karon Burns, Trustee
                           --------------------------------------------------
                                   Karon Burns, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           Novelly Exempt Trust dated August 12, 1992

                           /s/     P.A. Novelly, II, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, II, Trustee

                           /s/     John K. Pruellage, Trustee
                           --------------------------------------------------
                                   John K. Pruellage, Trustee


                     Page 58 of 62 Pages

                           Novelly Family Trust dated October 21, 1991

                           /s/     P.A. Novelly, II, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, II, Trustee

                           /s/     William G. Lauber, Trustee
                           --------------------------------------------------
                                   William G. Lauber, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           The Agent Trust dated February 8, 1992

                           /s/     P.A. Novelly, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, Trustee

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           P.A. Novelly Individual Retirement Account

                           /s/     P.A. Novelly, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, Trustee


                           W & B Investments, Ltd.

                           /s/     P.A. Novelly, President
                           --------------------------------------------------
                                   P.A. Novelly, President


                     Page 59 of 62 Pages

                           Apex Oil Company, Inc. Employees Savings Plan

                           /s/     P.A. Novelly, Trustee
                           --------------------------------------------------
                                   P.A. Novelly, Trustee



                           /s/     P.A. Novelly
                           --------------------------------------------------
                                   P.A. Novelly


                           /s/     P.A. Novelly, II
                           --------------------------------------------------
                                   P.A. Novelly, II


                           /s/     William G. Lauber
                           --------------------------------------------------
                                   William G. Lauber


                           /s/     Douglas D. Hommert
                           --------------------------------------------------
                                   Douglas D. Hommert


                           /s/     John K. Pruellage
                           --------------------------------------------------
                                   John K. Pruellage


                     Page 60 of 62 Pages

                           Dominique Ferrante Trust dated December 26, 1991

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           /s/     William G. Lauber, Trustee
                           --------------------------------------------------
                                   William G. Lauber, Trustee


                           Danielle Lee Niemann Trust, dated February 11, 1994

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee

                           /s/     Douglas D. Hommert, Trustee
                           --------------------------------------------------
                                   Douglas D. Hommert, Trustee


                           /s/     William G. Lauber, Trustee
                           --------------------------------------------------
                                   William G. Lauber, Trustee


                           JKP Exempt Trust, dated March 30, 1993

                           /s/     Marian V. Mehan, Trustee
                           --------------------------------------------------
                                   Marian V. Mehan, Trustee


                           /s/     W. Michael Ross
                           --------------------------------------------------
                                   W. Michael Ross


                           Christian Brothers College High School

                           /s/     W. Michael Ross, Trustee
                           --------------------------------------------------
                                   W. Michael Ross, Trustee


                     Page 61 of 62 Pages

                           /s/     Thomas Dunne
                           --------------------------------------------------
                                   Thomas Dunne


                           /s/     William Powell
                           --------------------------------------------------
                                   William Powell


                           /s/     Norbert A. Siegfreid
                           --------------------------------------------------
                                   Norbert A. Siegfreid


                           /s/     Richard Grisham
                           --------------------------------------------------
                                   Richard Grisham


                           /s/     Edward Wahl
                           --------------------------------------------------
                                   Edward Wahl


                           /s/     Hans H. Buehler
                           --------------------------------------------------
                                   Hans H. Buehler

                           /s/     Ronald C. Waranch
                           --------------------------------------------------
                                   Ronald C. Waranch

                           Levy, Harkins & Co., Inc.

                           /s/     Edwin Levy, Chairman
                           ---------------------------------------------------
                                   Edwin Levy, Chairman

                           First Leveraged Fund, L.P.

                           /s/     Edwin Levy, General Partner
                           ---------------------------------------------------
                                   Edwin Levy, General Partner

                           /s/     Edwin Levy
                           --------------------------------------------------
                                   Edwin Levy

                           /s/     Michael Harkins
                           --------------------------------------------------
                                   Michael Harkins

                     Page 62 of 62 Pages